Exhibit 99.1

           Matthew Spahn Named Chief Marketing Officer at ADVO, Inc.

     WINDSOR, Conn.--(BUSINESS WIRE)--April 12, 2005--ADVO, Inc. (NYSE:AD), the nation's largest home-delivered print advertising company, has named Matthew Spahn Senior Vice President and Chief Marketing Officer, effective May 1. In this position, which reports to ADVO Chief Executive Officer Scott Harding, Spahn will lead the development of strategies to support ADVO's client-focused go-to-market approach and strengthen product development, research, targeting, and communications.
     Spahn brings nearly 20 years' experience in executive advertising and media positions, including 14 years with Sears, Roebuck & Company. As Director, Media Planning, his most recent position at the retailer, Spahn was responsible for the development of strategic media plans across all Sears businesses, brands, formats and events, managing a $650 million media budget.
     "With more advertisers turning to direct mail to achieve superior ROI, Matt is a key addition to ADVO's executive team," said Harding. "His extensive background, including knowledge of the advertising industry and expertise in strategic planning across all forms of media, particularly print, will be critical to conveying ADVO's industry-leading advertising capabilities to current and prospective clients."
     Spahn's experience also includes four years as an account manager at Newspaper Services of America (NSA). Harding was CEO of NSA at the time and, like Harding, Spahn now brings valuable knowledge of the advertising industry from both the client and agency perspective to ADVO, a media company.
     Spahn has been active as an advertising industry leader throughout his career. He has been a long-time member of the Audit Bureau of Circulations
(ABC), including two years as chairman, and was previous chairman of the Newspaper Association of America/ABC Liaison Committee. He is a member of The Retail Advertising & Marketing Association (RAMA), and an active speaker at advertising and marketing conferences nationally.

     About ADVO

     ADVO is the largest home-delivered print advertising company in the U.S., with annual revenues of more than $1.2 billion. Serving 20,000 leading national, regional and local retailers, the company reaches 112 million mailboxes, or 90 per cent of the nation's households, with its ShopWise(R) shared mail advertising. At the same time, the company's industry-leading consumer database technologies, coupled with its unparalleled logistics capabilities, enable retailers seeking superior ROI to target, version and deliver their ADVO print ads directly to consumers most likely to respond.
     Demonstrating ADVO's effectiveness as a print medium, the company's "Have You Seen Me? (R)" missing child card, distributed with each ShopWise(R) package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 137 children, one out of every six featured. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.
     ADVO employs 3,900 people at its 25 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.


     CONTACT: ADVO, Inc.
              Mary Lou Dlugolenski, 860-285-6197